Exhibit 23.1

KPMG LLP
Suite 900
55 Beattie Place
Greenville, SC 29601-2106

Consent Of Independent Registered Public Accounting Firm

The Board of Directors
Ryan’s Restaurant Group, Inc.:

We consent to the incorporation by reference in the following Registration Statements of our report dated March 4, 2005, with respect to (1) the consolidated balance sheets of Ryan’s Restaurant Group, Inc. as of December 29, 2004 and December 31, 2003, and the related consolidated statements of earnings and cash flows for each of the years in the three-year period ended December 29, 2004, and (2) management’s assessment of the effectiveness of internal control over financial reporting as of December 29, 2004, and the effectiveness of internal control over financial reporting as of December 29, 2004, which report is included in the 2004 annual report on Form 10-K of Ryan’s Restaurant Group, Inc.

Form S-8

No. 33-15924	–	Ryan’s Family Steak Houses, Inc. 1987 Stock Option Plan

No. 33-53834	–	Ryan’s Family Steak Houses, Inc. 1991 Stock Option Plan

No. 333-67165	–	Ryan’s Family Steak Houses, Inc. 1998 Stock Option Plan

No. 333-105306	–	Ryan’s Family Steak Houses, Inc. 2002 Stock Option Plan

Greenville, South Carolina
March 4, 2005

(KPMG LLP)

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.